Exhibit 99.1

Team Health Holdings, Inc. Prices Secondary Offering of Common Stock

KNOXVILLE, Tenn. – February 12, 2013 –Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH) announced today the pricing of the previously announced secondary offering of 9,633,107 shares of its common stock to be sold by its principal stockholder, Ensemble Parent LLC, an investment fund affiliated with The Blackstone Group L.P., and by certain of TeamHealth’s officers and directors, pursuant to a registration statement that TeamHealth previously filed with the Securities and Exchange Commission, at a price to the public of $33.40 per share. Ensemble Parent LLC is selling 9,588,990 shares, representing the remainder of its ownership of TeamHealth’s common stock, and TeamHealth’s officers and directors are selling 44,117 shares.

Barclays and Citigroup are acting as joint bookrunners for the offering.

This offering is being made solely by means of a prospectus. Copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; or Citigroup c/o Broadbridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by calling (800) 831-9146, or by emailing batprospectusdept@citi.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TeamHealth

TeamHealth is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 18 regional locations and multiple service lines, TeamHealth’s approximately 8,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 800 civilian and military hospitals, clinics, and physician groups in 47 states.